Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 2011 Incentive Compensation Plan of DHT Holdings, Inc. of our reports dated January 31, 2011, with respect to the consolidated financial statements of DHT Holdings, Inc. and the effectiveness of internal control over financial reporting of DHT Holdings, Inc., included in its Annual Report on Form 20-F for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

/s/ Ernst & Young AS

Ernst & Young AS
Oslo, Norway
July 5, 2011